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                                                                      EXHIBIT 12

                              TRUSERV CORPORATION

       SCHEDULE OF COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

        FOR THE THIRTEEN WEEKS ENDED APRIL 1, 2000 AND APRIL 3, 1999 AND


            FOR THE FISCAL YEARS ENDED 1999, 1998, 1997, 1996, 1995

                                (000'S OMITTED)


                                            THIRTEEN WEEKS ENDED                            YEAR END
                                        -----------------------------   -------------------------------------------------
                                        APRIL 1, 2000   APRIL 3, 1999     1999       1998      1997      1996      1995
                                        -------------   -------------   ---------   -------   -------   -------   -------
Net earnings after tax...............      $(8,924)       $(24,380)..   $(131,143)  $20,480   $42,716   $52,410   $59,037
Add: Tax provision...................           55      87........         17,020       597     1,600       362       176
                                           -------        --------      ---------   -------   -------   -------   -------
Pretax income........................       (8,869)        (24,293)..    (114,123)   21,077    44,316    52,772    59,213
                                           -------        --------      ---------   -------   -------   -------   -------
Add: Fixed charges
    Interest paid to members.........        2,815      3,471.....         14,498    16,390    17,865    18,460    20,627
    Other interest paid..............       11,600      10,740....         46,204    38,710    19,100    10,175     9,298
                                           -------        --------      ---------   -------   -------   -------   -------
    Total interest expense...........       14,415      14,211....         60,702    55,100    36,965    28,635    29,925
                                           -------        --------      ---------   -------   -------   -------   -------
    Rental expenses..................        7,555      10,272....         31,702    28,291    19,890    14,971    10,063
    % of rental expenses.............        33.33%          33.33%..       33.33%    33.33%    33.33%    33.33%    33.33%
                                           -------        --------      ---------   -------   -------   -------   -------
    Applicable rental expenses.......        2,518      3,424.....         10,566     9,430     6,629     4,990     3,354
                                           -------        --------      ---------   -------   -------   -------   -------
    Total fixed charges..............       16,933      17,635....         71,268    64,530    43,594    33,625    33,279
                                           -------        --------      ---------   -------   -------   -------   -------
Pretax earnings before fixed
  charges............................      $ 8,064        $ (6,658)..   $ (42,855)  $85,607   $87,910   $86,397   $92,492
                                           =======        ========      =========   =======   =======   =======   =======
Pretax earnings ratio to fixed
  charges............................         0.48           (0.38)..       (0.60)     1.33      2.02      2.57      2.78
                                           =======        ========      =========   =======   =======   =======   =======
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